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FOR IMMEDIATE RELEASE
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Contact:  Edward M. Hurwitz             Anne Bowdidge
          Vice President and            Manager of Investor Relations
          Chief Financial Officer       (408) 731-5925
          (408) 731-5000

                AFFYMETRIX ANNOUNCES $32.5 MILLION PRIVATE PLACEMENT

SANTA CLARA, CA -MARCH 15, 1999- Affymetrix, Inc., (NASDAQ: AFFX) announced today a $32.5 million private placement of its common stock to one qualified institutional investor.

Under the agreement, the investor is purchasing one million shares of Affymetrix common stock at a price of $32.50 per share. The transaction, which is subject to customary closing conditions, is expected to close in approximately 15 days.

The Company intends to use the proceeds from the sale of the common stock for capital expenditures including expansion of its manufacturing capabilities, expansion of its research and development facilities, research and development, expansion of its sales and marketing efforts, working capital and other general corporate purposes.

Affymetrix has agreed to file a registration statement covering resales of the shares by the investor. Accordingly, the common stock sold to the investor may not be offered or sold in the United States, except pursuant to the effectiveness of such registration statement or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

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All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, including statements regarding the Company's "expectations", "beliefs", "hopes", "intentions", "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, uncertainties relating to technological approaches, product development, manufacturing, and market acceptance, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Annual Report on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended September 30, 1998. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Affymetrix, GeneChip-Registered Trademark- and the Affymetrix logo are registered trademarks used by Affymetrix, Inc.